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                                                                       Exhibit 9

                                                                    May 26, 2000

Piercing Pagoda, Inc.
3910 Adler Place
Bethlehem, PA 18017

Attention: Mr. Richard Penske
           Chairman of the Board and Chief Executive Officer

Gentlemen:

     This is to confirm the engagement of ING Barings LLC ("ING Barings") on an exclusive basis to render financial advisory and investment banking services to Piercing Pagoda, Inc. (the "Company") in connection with the possible sale, merger, consolidation, reorganization or other business combination, tender offer or similar transaction involving all or a substantial portion of the business, assets or stock of the Company, whether effected in one transaction or a series of transactions on terms and conditions satisfactory to the Company.

     In this connection, ING Barings will:

          (i) familiarize itself to the extent it deems appropriate and feasible with the business, operations, properties, financial condition, management and prospects of the Company;

          (ii) advise the Company with respect to the structure and financial terms of a possible transaction and the negotiating strategy to be used in connection therewith;

          (iii) if requested, seek to introduce the Company to companies and persons who might be interested in a transaction involving the Company; and

          (iv) assist the Company in any discussions and negotiations which may ensue.

     If during the term of this engagement a transaction of the type described above occurs (the "Transaction"), regardless of whether the party or parties to the Transaction were identified by ING Barings or whether ING Barings rendered advice concerning the Transaction, then ING Barings shall be paid a cash fee at the closing of the Transaction equal to 1.0% of the Aggregate Consideration (as defined below) payable in connection with the Transaction. In addition, ING Barings will be paid a $50,000 retainer upon the execution of this engagement letter, which retainer shall be credited toward any fee owed to ING Barings upon the closing of the Transaction.

     At the request of the Company, ING Barings will undertake a study to enable it to render its opinion (the "Opinion") with respect to the fairness from a financial point of view of the consideration proposed to be paid to the Company or its securityholders in connection with the Transaction. In connection with this Opinion, ING Barings will be paid an opinion fee of $500,000 payable at such time as ING Barings delivers the Opinion to the Board of Directors of the Company, which fee shall be credited toward any fee owed to ING Barings upon the closing of the Transaction.

     In connection with the Opinion, ING Barings agrees to conduct such financial review of the Company and its business and operations as ING Barings shall deem appropriate and feasible, it being understood that ING Barings will have no obligation to perform any appraisal of any of the assets or liabilities of the Company or the Target. The Company agrees to provide ING Barings with such financial and other information concerning the Company (and the Acquiror) as ING Barings may request from time to time in connection with the services performed or to be performed hereunder. The Company will also make its management and other personnel and appropriate representatives of its independent public accountants and its advisors available to ING Barings for discussions and consultations from time to time as ING Barings may request in connection with such services. In rendering the Opinion, ING Barings will be assuming and relying upon, without independent verification, the accuracy and completeness of the financial and other information used by it in
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arriving at its Opinion and it will not have any responsibility for the accuracy or completeness of such information. ING Barings may qualify the Opinion as it may reasonably deem appropriate.

     For purposes of this engagement, the term Aggregate Consideration means the aggregate amount of cash and the fair market value (on the date of payment) of securities (whether debt or equity) or assets receivable by the Company, its employees or its securityholders, as the case may be, or by any subsidiary of the Company (including, without limitation, amounts paid by the Company, the Company's subsidiaries or the buyer in a Transaction such as a leveraged recapitalization, employee benefit plans or other similar arrangements). Aggregate Consideration shall also include the amount of any indebtedness (including capital leases) of the Company assumed, continued, defeased, refinanced or otherwise paid in connection with the Transaction.

     The fair market value of publicly-traded equity securities included in the Aggregate Consideration shall be the average of the last sales prices for such securities during the period of five trading days ending five days prior to the consummation of the Transaction. The fair market value of debt securities shall be equal to the aggregate principal amount thereof, and the fair market value of any other securities issued for which there is no existing public trading market during such period, or any other non-cash consideration delivered or retained in connection with a Transaction, will be the value mutually determined in good faith by the Company and ING Barings.

     In addition to any fees payable hereunder, if a transaction is not consummated, ING Barings shall be reimbursed by the Company for its reasonable out-of-pocket expenses (including legal fees and disbursements) in connection with this engagement.

     In order to coordinate the efforts to effect a Transaction satisfactory to the Company (and its security holders) during the period of our engagement hereunder, the Company will not initiate any discussions looking toward a Transaction involving the Company except through ING Barings. In the event that the Company receives any inquiry or is otherwise aware of the interest of any third party in a Transaction involving the Company, it will promptly inform ING Barings of the prospective buyer and its interest.

     Please note that ING Barings is a full service securities firm that engages in securities trading and brokerage activities, in addition to providing investment banking and financial advisory services. In the ordinary course of its business, ING Barings (as a market maker or otherwise) may trade or otherwise effect transactions in, the securities of the Company or any other company that may be involved in a Transaction with the Company, and, accordingly, may at any time hold a long or short position in such securities.

     ING Barings and the Company have entered into a separate indemnification agreement, dated the date hereof and attached hereto as Schedule A, providing for the indemnification of ING Barings by the Company in connection with ING Barings' engagement hereunder, the terms of which are incorporated by reference herein. The Company acknowledges that the Company's execution and delivery of the indemnification agreement was a condition to ING Barings' execution and delivery of this letter agreement.

     This engagement shall continue in effect until June 1, 2001, except that
(i) the indemnification agreement referred to above and the provisions of the paragraphs hereof regarding compensation and reimbursement shall survive the term of this letter agreement, and (ii) if within twelve months of the end of such term a Transaction shall occur involving any buyer that during such term conducted discussions with the Company regarding a Transaction, ING Barings shall be paid a fee in accordance with the fee provisions above.

     This letter agreement contains the entire agreement between the Company and ING Barings concerning the engagement of ING Barings by the Company, and no modifications of this agreement or waiver of the terms and conditions hereof will be binding upon either party , unless approved in writing by both parties. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws.

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     Please confirm that the foregoing is in accordance with your understandings and agreements with ING Barings by signing and returning to us the duplicate of this letter enclosed herewith.

                                          Very truly yours,

                                          ING BARINGS LLC

                                          By:       /s/ DAVID HARRIS
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                                                        David Harris
                                                     Managing Director

CONFIRMED AND AGREED:

Piercing Pagoda, Inc.

By:       /s/ RICHARD PENSKE
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              Richard Penske
     Chairman of the Board and Chief
            Executive Officer

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